Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-257594, No. 333-238271, No. 333-219121, No. 333-211134, No. 333-195481, No. 333-181041, No. 333-150981, No. 333-133591, No. 333-86986, No. 333-51187, No. 333-188098, No. 333-195480, and No. 333-53001 on Form S-8 and No. 333-238267, No. 333-215176, No. 333-188009 and No. 333-198299 on Form S-3, and No. 333-226160, No. 333-220475, No. 333-213214, No. 333-160072 and 333-205166 on Form S-3D and No. 333-252046 on Form S-4 of Peapack-Gladstone Financial Corporation of our report dated March 14, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/Crowe LLP

Crowe LLP

Livingston, New Jersey

March 14, 2022